Exhibit 10.28

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EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of the July 12, 2004, by and between GETTY IMAGES, INC., a Delaware corporation (the “Company”), whose principal executive offices are located at 601 N. 34th Street, Seattle, WA 98103, and Patrick Flynn, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been hired into the position of Senior Vice President, Technology, of the Company; and

WHEREAS, both parties desire that the terms and conditions of the Executive’s employment with the Company be governed by the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Employment and Duties.

(a) General. With effect from the date set forth above (the “Effective Date”), Executive agrees upon the terms and conditions herein set forth to serve as Senior Vice President, Technology, of the Company and shall perform all duties customarily appurtenant to such position. In such capacity, the Executive shall report directly and only to the Chief Executive Officer of the Company. The Executive’s principal place of business shall be 601 N. 34th Street, Seattle, Washington 98103.

(b) Services and Duties. For so long as the Executive is employed by the Company hereunder, and except as otherwise expressly provided in Section 1(c) below, the Executive shall devote Executive’s full business time to the performance of Executive’s duties hereunder; shall faithfully serve the Company; shall in all material respects conform to and comply with the lawful and good faith directions and instructions given to Executive by Executive’s direct supervisor and shall use Executive’s best efforts to promote and serve the interests of the Company.

(c) No Other Employment. For so long as Executive is employed by the Company, Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior approval of the Executive’s direct supervisor. No such approval will be required if the Executive seeks to perform inconsequential services without direct compensation therefore in

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connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the provisions of Section 6 hereof.

(d) Payment for Services to be Performed; Obligations. Compensation to be paid under this Agreement shall be made with regard to all the Executive’s services to be provided to the Company globally.

2. Term of Employment. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and continue until it is terminated by either party giving the other written notice of termination. All severance obligations of the Company on the termination of this Agreement, if any, are set forth in Section 4 below.

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for all services rendered hereunder:

(a) Salary. The Company shall pay to the Executive an annual salary (the “Salary”) at the initial rate of Two Hundred Seventy Five Thousand Dollars ($275,000), payable to the Executive in accordance with the normal payroll practices of the Company for its executive officers as are in effect from time to time. The amount of the Executive’s Salary shall be increased to the rate of Three Hundred Thousand Dollars ($300,000) at such time as he assumes responsibility for the Content Operations function, which the Company believes shall be no later than December 31, 2004. The amount of the Executive’s Salary shall be reviewed annually by Executive’s supervisor on or about April 1 of each year during the Term beginning in the 2005 calendar year.

(b) Annual Bonus. The Executive shall be eligible for each calendar year thereafter that begins with the Term to participate in an annual incentive bonus program established by the Company in accordance with the policies of the Company and subject to such terms, conditions and performance targets as may be recommended by the Chief Executive Officer (“CEO”) and approved annually by the Compensation Committee of the Board (the “Compensation Committee”). Under the terms of the annual bonus program, the Executive shall be eligible to earn a target bonus of forty percent (40%) of Executive’s Salary (the “Bonus”) in effect for the applicable calendar year.

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(c) Expenses. The Company acknowledges that the successful operation of its business may require Executive to incur reasonable business expenses while rendering services to the Company for such things as business travel, lodging, meals and other business expenses. Executive shall be reimbursed by the Company for such expenses after presentation of appropriate receipts and statements, according to the procedures established by the Company.

(d) Vacation. The Company shall provide Executive with twenty (20) days of vacation with pay during each year of Executive’s employment under this Agreement. In the event Executive ceases to be an employee of the Company for any reason, Executive shall not be paid for accrued but untaken vacation days.

(e) Other Specific Benefits and Perquisites. Executive and the CEO shall agree to any benefits to be provided to Executive pursuant to this Section 3(e), subject to approval by the Compensation Committee. Any such benefits will be comparable to those provided to other SVPs residing in the U.S. For the avoidance of doubt, Executive will be covered by the Company’s Directors’ & Officers’ insurance program.

(f) Medical and Other Related Benefits. The Company shall provide Executive with Company disability and health insurance benefits consistent with those granted to other senior executives of the Company. Executive will be eligible to participate in any deferred compensation plan adopted by the Company for its senior executives.

(g) Restricted Stock. The CEO will recommend that the Board of Directors grant Executive 15,000 restricted shares of the Company’s common stock, with an anticipated award date of January 12, 2005, such shares to vest over a three and one-half year period, one fourth on the 6-month anniversary of the anticipated grant date of the award and monthly vesting on a pro-rata basis thereafter. A separate agreement will be provided under separate cover.

4. Termination of Employment. Subject to the notice and other provisions of this Section 4, the Company shall have the right to terminate Executive’s employment hereunder, and Executive shall have the right to resign, at any time for any reason or for no stated reason.

(a) Termination for Cause; Resignation Without Good Reason.

(i) If the Executive’s employment is terminated by the Company for Cause (as defined in Section 4(a)(ii) below) or if the Executive resigns from

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Executive’s employment hereunder other than for Good Reason (as defined in Section 4(b)(ii) below), Executive shall be entitled to payment of Executive’s Salary through and including the date of termination or resignation as well as any un-reimbursed expenses. Except to the extent required by the terms of any applicable compensation or benefit plan or program or as otherwise required by applicable law, the Executive shall have no rights under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years.

(ii) Termination for “Cause” shall mean termination of the Executive’s employment with the Company because of (A) willful, material or repeated non-performance of the Executive’s duties to the Company (other than by reason of the incapacity of the Executive due to physical or mental disability) after notice of such failure and the Executive’s non-performance and continued, willful, material or repeated non-performance after such notice, (B) the indictment of the Executive for a felony offense, (C) the commission by the Executive of fraud against the Company or any willful misconduct that brings the reputation of the Company into serious disrepute or causes the Executive to cease to be able to perform Executive’s duties, or (D) any other material breach by the Executive of any material term of this Agreement.

(iii) Termination of the Executive’s employment for Cause shall be communicated by delivery to the Executive of a written notice from the Company stating that the Executive has been terminated for Cause, specifying the particulars thereof and the effective date of such termination. The date of a resignation by the Executive without Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company. The Executive shall provide at least 30 days’ advance written notice of resignation without Good Reason.

(b) Involuntary Termination.

(i) If the Company terminates the Executive’s employment for any reason other than Disability or Cause or Executive resigns from Executive’s employment hereunder for Good Reason (collectively hereinafter referred to as an “Involuntary Termination”), the Company shall pay to the Executive Executive’s Salary and Accrued Bonus through and including the date of termination or resignation as well as any un-reimbursed expenses. For purposes of this Agreement, “Accrued Bonus” shall be determined based on the target amount for which the Executive is eligible as described in Section 3(b) above using the number of days in the applicable calendar year that the Executive was employed by the Company (through the date of termination or resignation). In addition, the Company shall pay to the Executive as severance (the

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“Severance Payments”) within thirty (30) days after the date of termination a lump-sum payment in an amount equal to the sum of Executive’s Salary at the rate in effect immediately prior to such Involuntary Termination plus fifty percent (50%) of the Executive’s Bonus based on the target amount for which the Executive is eligible as described in Section 3(b) above.

(ii) Resignation for “Good Reason” shall mean resignation by Executive because of (A) an adverse and material change in the Executive’s duties, (B) a material breach by the Company of a material term of this Agreement, (C) the failure of the Company to pay the Executive any material amount of compensation when due, (D) a change in control, or (E) a relocation of the Executive’s principal place of business that exceeds 35 miles, without Executive’s prior written consent. The Company shall have 30 business days from the date of receipt of such notice to effect a cure of the material breach described therein and, upon cure thereof by the Company to the reasonable satisfaction of the Executive, such material breach shall no longer constitute Good Reason for purposes of this Agreement.

(iii) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in Section 4(b)(ii) above has expired without the Company having corrected, to the reasonable satisfaction of the Executive, the event or events subject to cure.

(c) Termination following a Change in Control. Within thirty (30) calendar days following a Change of Control (as the term “Change of Control” is defined in the Getty Images, Inc. 1998 Stock Incentive Plan, as amended from time to time), the Executive shall have the right to resign Executive’s employment with the Company. In such an event, the Company shall pay to the Executive Executive’s Salary and Accrued Bonus through and including the date of resignation as well as any un-reimbursed expenses. Executive also will be entitled to receive within thirty (30) days of the resignation date a lump-sum payment in an amount equal to two times Executive’s Salary at the rate in effect immediately prior to the Change of Control, plus one times the Executive’s Bonus based on the target amount for which the Executive is eligible as described in Section 3(b) above. As per the terms of the Company’s Stock Option Plan, in the event of a Change in Control, (i) all Stock Options or Stock Appreciation Rights then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable, (ii) all restrictions and conditions of all Stock Awards then outstanding shall lapse as of the date of the Change in Control, and (iii) all Performance Share Awards shall be deemed to have been fully earned as of the date of

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the Change in Control. In each instance, no award shall be exercisable after the expiration of ten (10) years after the date the award was granted (or any earlier expiration period as stated in the applicable award agreement).

(d) Termination Due to Disability. In the event of the Executive’s Disability (as hereinafter defined), the Company shall be entitled to terminate Executive’s employment on providing the Executive with six months’ prior written notice. In addition to payment of Salary through and including the date of termination and any un-reimbursed business expenses, Executive will be entitled to receive within thirty (30) days of the termination date a lump-sum payment in an amount equal to Executive’s Salary at the rate in effect immediately prior to the Disability, less any amounts paid to the Executive under any disability plan of the Company. As used in this Agreement, the term “Disability” shall mean a physical or mental incapacity that substantially prevents the Executive from performing Executive’s duties hereunder and that has continued for at least six of the last twelve months and that can reasonably be expected to continue indefinitely. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a physician reasonably satisfactory to the Executive and the Company, and the determination of such physician shall be final and binding upon both the Executive and the Company.

(e) Beneficiary. For purposes of this Agreement, “Beneficiary” shall mean the person or persons designated in writing by the Executive to receive benefits under a plan, program or arrangement or to receive the balance of the Severance Payments, if any, in the event of the Executive’s death, or, if no such person or persons are designated by the Executive, the Executive’s estate. No beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of the Executive’s death.

5. Limitation on Payments.

Notwithstanding any other provisions of this Agreement, if either the Company or the Executive receives confirmation from the Company’s independent tax counsel or its certified public accounting firm (the “Tax Advisor”), that any termination benefit granted by the Company to the Executive under this Agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the “Code”), then the following rules shall apply:

(a) The Company shall compute the net value to the Executive of all such termination benefits after reduction of the excise taxes imposed by Section 4999 of

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the Code and for any income taxes that would be imposed on Executive if such termination benefits constituted Executive’s sole taxable income.

(b) The Company shall next compute the maximum amount of termination benefits that can be provided without any benefits being characterized as Excess Parachute Payments and reduce the result by the amount of any income taxes that would be imposed on Executive if such reduced termination benefits constituted Executive’s sole taxable income.

If the result derived in subparagraph (i) is greater than the result derived in subparagraph (ii), then the Company shall provide Executive the full amount of termination benefits without reduction. If the result derived from subparagraph (i) is not greater than the result derived in subparagraph (ii), then the Company shall provide the Executive the maximum amount of termination benefits that can be provided without any termination benefits being characterized as “excess parachute payments.”

6. Protection of the Company’s Interests.

(a) No Competing Employment. For so long as the Executive is employed by the Company and continuing for six (6) months following the date on which the Executive’s employment is terminated (such period being referred to hereinafter as the “Restricted Period”), the Executive shall not, without the prior written consent of the CEO, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, executive, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with the Company by providing any goods or services provided or under development by the Company at the effective date of the Executive’s termination of employment under this Agreement; provided, however, that this Section 6(a) shall not proscribe the Executive’s ownership, either directly or indirectly, of either less than five percent of any class of securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. or any limited partnership investment over which the Executive has no control. For the avoidance of doubt, as at the effective date of this Agreement, the following categories of companies are not considered to be competitors of the Company: (i) companies which may sell images off of the Company’s platform or through partnership deals, such as MLBAM, GM or Amazon (although image partners whose companies are primarily in the business of producing or licensing imagery, such as Digital Vision and Agence France Presse, are considered competitors), (ii) companies that offer images as part of search for free, non-commercial uses, such as Google or Yahoo!, or (iii) companies which provide marketplace services such as Ebay which may have image and film

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products for sale as a limited and secondary part of their business. If the Company were to expand into these categories (i) – (iii) at any time while Executive is employed by the Company or during the Restricted Period, then companies within these categories would be considered competitors of the Company for purposes of this Agreement. If any companies in the above categories change their product or service offerings, then the Company at its sole and reasonable discretion will determine whether those companies would then be considered competitors of the Company.

(b) No Interference. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), intentionally solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with, any key person or team who is employed by or otherwise engaged to perform services for the Company or any key person or team or entity who is, or was within the then most recent twelve-month period, a customer, client or supplier of the Company.

(c) Secrecy. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of Executive’s employment hereunder, Executive may acquire Confidential Information concerning the operation of the Company, the use or disclosure of which could cause the Company substantial losses and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive covenants and agrees with the Company that Executive will not at any time, except in performance of the Executive’s obligations to the Company hereunder or with the prior written consent of the CEO, directly or indirectly disclose to any person any Confidential Information that Executive may learn or has learned by reason of Executive’s association with the Company. The term “Confidential Information” means any information not previously disclosed to the public or to the trade by the Company with respect to the Company’s, or any of its affiliates’ or subsidiaries’, products, services, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Company’s services or products), and business results, plans, prospects or opportunities.

(d) Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company

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at any time, the Executive shall promptly deliver to the Company, and shall not without the written consent of the CEO retain copies of, any written materials not previously made available to the public, or records and documents made by the Executive or coming into Executive’s possession concerning the business or affairs of the Company; provided, however, that subsequent to any such termination, the Company shall provide the Executive with copies (the cost of which shall be borne by the Executive) of any documents which are requested by the Executive and which the Executive has determined in good faith are (i) required to establish a defense to a claim that the Executive has not complied with his duties hereunder or (ii) necessary to the Executive in order to comply with applicable law.

(e) Assignment of Developments. All Developments (as defined hereinafter) that were or are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, during Executive’s employment with the Company shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on the part of Executive. During Executive’s employment and, if such Developments were made, conceived or suggested by Executive during Executive’s employment with the Company, thereafter, Executive shall promptly make full disclosure of any such Developments to the Company and, at the Company’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of Executive’s right and title, if any, to such Developments. For purposes of this Agreement, the term “Developments” shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the activities of the Company of which Executive is as of the date of this Agreement aware or of which Executive becomes aware at any time during the Term, excluding any Development for which no equipment, supplies, facilities or Confidential Information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the Development relates directly to the business of the Company, (ii) the Development relates to actual or demonstrably anticipated research or development of the Company, or (iii) the Development results from any work performed by Executive for the Company (the foregoing is agreed to satisfy the written notice and other requirements of Section 49.44.140 of the Revised Code of Washington).

(f) Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure

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damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6. Without intending to limit the remedies available to the Company, the Company shall be entitled to seek specific performance of the Executive’s obligations under this Agreement.

(g) Compliance with Applicable Securities Laws. The Executive shall during the continuance of Executive’s employment (and shall procure that Executive’s spouse or partner and Executive’s minor children shall comply) with all applicable rules of law, stock exchange regulations and codes of conduct applicable to employees, officers and directors of the Company and the Company for the time being in force in relation to dealings in the shares, debentures and other securities of the Company or any unpublished share price sensitive information affecting the securities of any other company with which the Company has dealings.

(h) Compliance with Company Policy. During the continuance of Executive’s employment, Executive shall observe the terms of any policy issued by the Company in relation to payments, rebates, discounts, gifts, entertainment or other benefits from any third party in respect of any business transacted or proposed to be transacted (whether or not by Executive) by or on behalf of the Company or any member of the Company.

7. General Provisions.

(a) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company; provided, however, that this provision shall not be deemed to waive or abrogate any preferential or other rights to payment accruing to the Executive under applicable bankruptcy laws by virtue of the Executive’s status as an executive of the Company.

(b) No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that Executive shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company’s regular severance policies, in the event Executive’s employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein, the Executive unconditionally releases the Company and its subsidiaries and affiliates, and their

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respective directors, officers, executives and stockholders, or any of them, from any and all claims, liabilities or obligations under this Agreement or under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates for compensation or benefits in connection with Executive’s employment or the termination thereof.

(c) Tax Withholding and Gross-Up. Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable tax withholding. If it is determined that any payment made or benefit provided to Executive pursuant to Section 3(c) or 3(f) is subject to any income tax payable under any United States federal, state, local or other law, then Executive may receive a tax gross-up payment with respect to such taxes. The tax gross-up payment, if any, will be an amount such that, after payment of taxes on such payment, there remains a balance sufficient to pay the taxes being reimbursed. Any such tax gross-up payments will be made at the time Executive’s US federal income tax return for the applicable calendar year is filed.

(d) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by facsimile, in any case delivered to the applicable address set forth below:

(i) To the Company:	Getty Images, Inc.
Attn: Chief Executive Officer
601 N. 34th Street
Seattle, Washington 98103
Facsimile 1-206-925-5623

(ii) To the Executive:	Patrick Flynn

or to such other persons or other addresses as either party may specify to the other in writing.

(e) Representation by Executive. Executive represents and warrants that Executive’s entering into this Agreement does not, and that Executive’s

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performance under this Agreement and consummation of the transactions contemplated hereby will not, violate the provisions of any agreement or instrument to which the Executive is a party, or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive in accordance with its terms. Breach of this representation will render all of the Company’s obligations under this Agreement void ab initio.

(f) Limited Waiver. The waiver by the Company or Executive of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

(g) Assignment; Assumption of Agreement. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by Executive in respect of any claim, debt, obligation or similar process. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(h) Amendment; Actions by the Company. This Agreement may not be amended, modified or canceled except by written agreement of Executive and the Company. Any and all determinations, judgments, reviews, verifications, adjustments, approvals, consents, waivers or other actions of the Company required or permitted under this Agreement shall be effective only if undertaken by the CEO.

(i) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington (determined without regard to the choice of law provisions thereof).

(k) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and

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supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.

(l) Headings. The headings and captions of the sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

(m) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

GETTY IMAGES, INC.

By:	/s/ JONATHAN D. KLEIN
Name:	Jonathan D. Klein
Title:	Chief Executive Officer

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By:	/S/ PATRICK FLYNN
Name:	Patrick Flynn
Title:	SVP, Technology